AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT (this “Amendment”), dated as of September 11, 2026, to the Agreement and Plan of Merger, dated as of March 30, 2026 (as it may be amended, supplemented, restated, and/or otherwise modified from time to time, the “Agreement”), by and among JRD Unico, Inc., a Delaware corporation (“Maverick OpCo”), Warehouse Realty, LLC, a Delaware limited liability company (“Maverick PropCo”), Sysco Corporation, a Delaware corporation (“Parent”), New Slider Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Sysco (“New Slider HoldCo”), Slider Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of New Slider HoldCo, Slider Merger Sub 2, Inc., a Delaware corporation and a wholly owned subsidiary of New Slider HoldCo, Slider Merger Sub 3, LLC, a Delaware limited liability company and a wholly owned subsidiary of New Slider HoldCo, and Ki Atlantic Holdings Limited, solely in its capacity as the initial Holder Representative (the “Holder Representative”), is by and among Maverick OpCo, Maverick PropCo, Parent and the Holder Representative. All capitalized terms used in this Amendment that are not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.
WHEREAS, in accordance with Section 9.2 of the Agreement, the parties hereto desire to amend the Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
1.Section 2.11(a) of the Agreement is hereby amended and restated in its entirety as follows:

    (a)    Maverick OpCo Cash Consideration. The term “Maverick OpCo Estimated Cash Consideration” means the amount resulting from: (i) $19,511,525,000 minus (ii) $55,273,288.02 (the “Maverick OpCo Adjustment Escrow Amount”) plus (iii) the Maverick OpCo Estimated Adjustment Amount (if the Maverick OpCo Estimated Adjustment Amount is a positive number), minus (iv) the absolute value of the Maverick OpCo Estimated Adjustment Amount (if the Maverick OpCo Estimated Adjustment Amount is a negative number). The Maverick OpCo Estimated Cash Consideration shall be subject to adjustment following the Closing pursuant to Section 2.12 (as so adjusted, the “Maverick OpCo Cash Consideration”).
2.Section 2.11(b) of the Agreement is hereby amended and restated in its entirety as follows:

    (b)    Maverick PropCo Estimated Purchase Price. The term “Maverick PropCo Estimated Cash Consideration” means the amount resulting from: (i) $2,088,475,000 minus (ii) $4,726,711.98 (the “Maverick PropCo Adjustment Escrow Amount”), plus (iii) the Maverick PropCo Estimated Adjustment Amount (if the Maverick PropCo Estimated Adjustment Amount is a positive number), minus (iv) the absolute value of the Maverick PropCo Estimated Adjustment Amount (if the Maverick PropCo Estimated Adjustment Amount is a negative number). The Maverick PropCo Estimated Cash Consideration shall be subject to adjustment following the Closing pursuant to Section 2.12 (as so adjusted, the “Maverick PropCo Cash Consideration”).
3.No Further Modification. Except as expressly provided in this Amendment, all the terms, conditions and provisions of the Agreement remain unchanged and in full force and effect. This Amendment is limited precisely as written and shall not be deemed to modify any other term or condition of the Agreement or any of the documents referred to therein.
4.Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Agreement to “this Agreement”, the “Agreement”, “hereunder”, “hereof” or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Agreement or any exhibit or schedule thereto to “the date hereof” or the “date of this Agreement” shall refer to March 30, 2026.
5.Incorporation by Reference. Sections 9.2 (Amendment), 9.3 (Notices), 9.4 (Waivers), 9.5 (Counterparts), 9.6 (Interpretation), 9.7 (Applicable Law), 9.8 (Binding Agreement), 9.9 (Assignment), 9.10 (Third Party Beneficiaries), 9.13 (Further Assurances), 9.14 (Entire Understanding), 9.15 (Jurisdiction of Disputes), 9.16 (WAIVER OF JURY TRIAL), 9.18 (Severability), 9.19 (Construction) and 9.20 (Waiver of Conflicts) of the Agreement are hereby incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above.
SYSCO CORPORATION

By: /s/ Brandon Sewell     Name: Brandon Sewell
Title: Interim Chief Financial Officer

JRD UNICO, INC.
By: /s/ Richard Kirschner
Name: Richard Kirschner
Title: Chief Executive Officer

WAREHOUSE REALTY, LLC
By: /s/ Richard Kirschner
Name: Richard Kirschner
Title: Chief Executive Officer

KI ATLANTIC HOLDINGS LIMITED
By: /s/ Marc Menashe
Name: Marc Menashe
Title: Authorized Signatory
By: /s/ Greg Roediger
Name: Greg Roediger
Title: Authorized Signatory